Exhibit 10.1

RELEASE AND SEPARATION AGREEMENT

This Release and Separation Agreement (“Separation Agreement”), is made and entered into as of December 4, 2014, by and between David West Griffin (“Griffin” and “Executive”) and Energy XXI (Bermuda) Limited, a Bermuda corporation (“Company”), for and on behalf of itself, its parents, its subsidiaries, and its affiliated companies and entities (collectively, including Company, “Energy XXI Entities”) to be effective the eighth day after executed by Griffin unless earlier revoked by Griffin (the “Effective Date”). Griffin and Energy XXI Entities are hereinafter referred to collectively as “Parties.”

WHEREAS, the Parties have mutually agreed that Griffin’s employment with all Energy XXI Entities ended upon Griffin’s Resignation for Good Reason effective October 22, 2014 (the “Resignation Date” and “the Termination Date” as defined in his Employment Agreement, but hereinafter “Resignation Date”), that the Executive Employment Agreement entered into between Griffin and Company as of September 10, 2008 (“Employment Agreement”) likewise terminated as of the Resignation Date except as otherwise provided in this Separation Agreement, and that Griffin has relinquished all other positions (including any director or officer positions) with Company and the other Energy XXI Entities effective as of such Resignation Date;

WHEREAS, Company, the Energy XXI Entities and Griffin desire to compromise any differences between them and to set forth the terms of Griffin’s separation from service, and to avoid the expense, delay and uncertainty attendant to any claims which may arise from Griffin’s resignation from employment, or other status with, Company or any of the other Energy XXI Entities; and

WHEREAS, Company and Griffin desire to specify Griffin’s rights and obligations to the Energy XXI Entities and Company’s rights and obligations to Griffin under the Employment Agreement and this Separation Agreement:

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, Company and the other Energy XXI Entities and Griffin agree as follows:

1. Resignation from Employment and Termination of Employment. Griffin was employed by Company to the Resignation Date, at which time he separated from employment with Company and all other Energy XXI Entities. Effective as of the Resignation Date, Griffin acknowledges his employment has terminated and he does hereby resign from and acknowledges and agrees he has been removed from all positions (including director and officer positions), posts, offices and assignments with Company and all other Energy XXI Entities. Griffin acknowledges that, from and after the Resignation Date, except as instructed by John Schiller, he did not have authority to, and did not act as an employee or in any other capacity, except to the extent of his providing transition services for Company or other Energy XXI Entities.

2. Obligations of Griffin. In addition to his other agreements and obligations set forth in this Separation Agreement, Griffin agrees and represents that:

(a)	Griffin agrees and acknowledges that, as a result of his employment, he has received and had access to Confidential Information (as defined in Section 7(a) of the Employment Agreement) of the Energy XXI Entities and he shall remain subject to the restrictions regarding disclosure or use of such Confidential Information set forth in Section 7(b) of the Employment Agreement. Griffin represents that he has complied with the provisions of Section 7(b) of the Employment Agreement concerning return of Company documents or other tangible items containing Confidential Information regardless of whether such materials are paper or stored in electronic or other media.

(b)	Griffin agrees and acknowledges that Sections 7(d), (e) and (f) of the Employment Agreement shall remain in full force and effect.

(c)	Intentionally left blank.

(d)	Except as otherwise provided in Sections 3(f) and (g), Griffin represents that he has delivered to Company all property in his possession or control, including, without limitation, credit cards, telephone cards, office keys and security badges furnished by any Energy XXI Entities for his use, except a phone, which is currently in Utah, which will be returned by Griffin as soon as practical. The Company acknowledges that such property has been returned.

(e)	Griffin, following the Resignation Date, shall cooperate with, and assist, Company in the prosecution or defense of any claim, litigation, agency investigation or other administrative proceeding to which the Company or any of the Energy XXI Entities is a party. Any such request will be reasonable with regard to the amount of time required for such assistance and with respect to other obligations which Griffin may have at the time. If such assistance is more than occasional, Company shall reimburse Griffin for his time on a reasonable hourly basis (which shall be computed by dividing his base salary in effect immediately prior to the Resignation Date by 2080 hours). Company will reimburse Griffin for reasonable and necessary business expenses incurred in the course of his providing such cooperation provided such expenses are submitted for reimbursement in accordance with Company’s usual practices within 14 days of the later of the date they are incurred or the date the bill for such expenses is received by Griffin. Nothing in this paragraph (e) is intended to cause Griffin to testify other than truthfully in any proceeding or affidavit or to require the Company to reimburse Griffin for time spent actually testifying beyond any maximum limit set by law or ethical rule in any jurisdiction in which such testimony is to be given.

3. Obligations of Company. In addition to its other agreements and obligations set forth in this Separation Agreement and subject to Griffin’s execution of this Separation Agreement and non-revocation of the release set forth in Section 7 hereof, the Company agrees and represents:

(a)	Company has paid to Griffin, within seven days of the Resignation Date, a gross amount equal to unpaid base salary and accrued but untaken vacation through the Resignation Date. Griffin acknowledges that such payment has been made.

(b)	Company shall make a separation payment to Griffin in the gross amount of $2,664,000.00 (the “Base Compensation and Bonus Payment”) plus $10.00 (the “Additional Cash Consideration”) to be paid in a lump sum, less applicable withholding for taxes, on the first payroll date, i.e., April 30, 2015, (the “Payment Date”) occurring after six months following Griffin’s separation from service, which is October 22, 2014, as defined by his Employment Agreement. Upon the Effective Date or such later time as the rabbi trust below is established, the Severance Payment and Additional Cash Consideration shall be deposited by the Company with the trustee of a rabbi trust which shall be created in compliance with the provisions of the first two sentences of Section 6(d)(vi) and Section 6(vii) of the Employment Agreement by an attorney designated by Griffin at his cost and Griffin will pay the trustee’s fee to provide that on the Payment Date, Griffin will be paid by the trustee $2,664,010.00 less withholding and will receive any interest and increase that his investment election has earned, less required withholding. Griffin acknowledges and agrees that upon the Company’s payment of the Base Compensation and Bonus Payment to the trustee the Company has satisfied its obligation under this Section 3(a) and Sections 6(d)(vi) and 6(d)(vii) of the Employment Agreement and such Base Compensation and Bonus payment when made fully satisfies, discharges and releases any claim on his part arising from or connected with the obligation of the Company to pay Executive a lump sum equal to three (3) times the sum of the Base Compensation and the Target Bonus in Section 6(a)(ii) of the Employment Agreement. Griffin acknowledges and agrees that such Severance Payment is in lieu of and in full satisfaction of any other severance plan maintained by Company or any Energy XXI Entity. (The symbol “$” means Dollars of the United States of America in this Agreement.)

(c) For the 36-month period after the Date of Resignation, the Company or Energy XXI Services LLC shall continue to cover Executive and Executive’s dependents in the medical, vision and dental plans sponsored by the Company or any successor for its executives as stated in Section 6(a)(ii) of the Employment Agreement provided Griffin timely remits to Company the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage and the Company shall comply with Sections 6(a)(ii) and 6(k) of the Employment Agreement in all other respects including reimbursement of medical, vision and dental premium expenses. Company’s obligation to continue to provide coverage under the medical, vision and dental plans shall terminate if Griffin obtains comparable replacement coverage (although Executive shall have no obligation to pursue such coverage). Provided, further, that Griffin agrees and acknowledges that such coverage for medical, vision or dental benefits will not affect his coverage under the Group Term Life and Accidental Death and Dismemberment Insurance plans which shall be governed and determined by the terms of such plans as provided in Section 3(e) below.

(d) Company shall make a cash payment to Griffin in the gross amount of $8,646,481.50 (the “PBU Payment”). Fifty percent of the PBU Payment will be paid in a cash lump sum less withholding within 10 days following the Effective Date and the remaining 50% of the PBU Payment will be paid in a cash lump sum less withholding within 90 days following the Resignation Date, i.e., no later than January 20, 2015; provided, however, that Griffin shall have no discretion to determine whether the second half of PBU Payment is paid in 2014 or 2015. Griffin acknowledges and agrees that such PBU Payment, fully satisfies, discharges and releases any claim on his part arising from or connected with the Energy XXI Services, LLC 2006 Long-Term Incentive Plan (“LTIP”) and any Performance Unit Award agreements(“PBUs”) between Griffin and Company or any Energy XXI Entity other than the 50,000 stock options (originally 250,000 stock options which were subject to a reverse split) granted to Griffin on September 10, 2008, which Griffin and the Company agree are all fully vested and currently exercisable, unless such exercise is prohibited by securities regulations.

(e) Company and Griffin acknowledge that Griffin is a participant in Company’s and/or one or more Energy XXI Entities’ 401k plan, Profit Sharing plan, Group Term Life and Accidental Death and Dismemberment Insurance plans, and Executive Life Insurance program, and that the effect of the termination of Griffin’s employment on his rights and obligations under said plans and programs shall be governed and determined by the terms of such respective plans and programs (including any underlying policies of insurance) and such elections as Griffin may make pursuant to the terms of such plans and programs. Additionally, pursuant to an election made hereby by him, Griffin’s account under the Energy XXI Services LLC Restorations Plan shall be paid to him in a lump sum, less applicable withholding for taxes, on the first payroll date occurring after six months following Griffin’s separation from service, as defined by his Employment Agreement, which is October 22, 2014. Griffin’s Restoration Plan account shall be deposited in cash by the Company with the trustee of a rabbi trust upon the Effective Date or the date such rabbi trust is established, and shall be paid to Griffin on the Payment Date along with its interest and increase or decrease in accordance with investment directions to the trustee.

(f) As additional consideration for this Separation Agreement including the release provided herein, the Company has agreed to sell and Griffin has purchased his Company vehicle directly from Company for $80,000.00 and the Company has paid the lease with BMW in full, for which BMW has agreed to transfer title to the vehicle to the Company. Upon delivery of the title to the Company, the Company agrees within ten days to sign the title over to Griffin and deliver the title to him.

(g) As additional and further consideration for this Separation Agreement including the release provided herein, the Company also agrees to convey to Griffin his laptop computer, the mobile telephone, iPad, a docking station, a keyboard and its mouse which he has in Houston, and a printer, another docking station, two monitors, keyboard and its mouse which he has in Utah. Griffin represents that he has delivered his laptop computer, mobile telephone and iPad to the Company for removal of any of its Confidential Information from those devices, and those devices have been returned to Griffin with Company Confidential Information removed. Griffin may also retain use of the mobile telephone number currently assigned to him.

(h) Within ten days after the Effective Date, the Company shall pay Tucker, Barnes, Garcia & De La Garza, P. C. $25,000.00 in full satisfaction of any amount owed under Section 15 of the Employment Agreement.

4.	Taxes.

(a)	It is not the intention of Griffin or Company that the termination of employment contemplated herein is in anticipation of a change in control of Company or any similar event as described in section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules promulgated pursuant thereto. The Company agrees that the payments and benefits to be received by Griffin pursuant to this Separation Agreement shall be paid and provided by the Company such that the timing and methods set forth herein of accomplishing those payments and benefits, will not result in tax liabilities under sections 409A or 4999 of the Code and applicable regulations thereunder, including but not limited to the payments of $2,664,010.00 and $8,646,481.50.

(b)	Company shall remain obligated to perform and provide and pay to Griffin everything required by Section 6(h) of the Employment Agreement. In addition, Company shall pay such amounts to Griffin, less applicable tax withholding, as necessary to satisfy the “make whole” provisions of Section 6(k) of the Employment Agreement regarding health care continuation coverage during the period in which he is receiving the coverage described in Section 3(c) hereof. Such payments will be made no later than December 31 of the year following the year in which the coverage contemplated in Section 3(c) hereof is provided; provided, however that no such payment will be paid prior to the first payroll date occurring six months following the Resignation Date.

(c)	Except as otherwise provided for in this Section 4, Griffin shall be exclusively liable for the payment of all taxes (other than, to the extent applicable, the employer’s portion of Social Security and Medicare taxes) due as a result of the consideration received pursuant to this Separation Agreement, and Company will withhold such amounts for taxes as it reasonably determines are required under law or regulation.

(d)	To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Separation Agreement constitute deferred compensation for purposes of Section 409A of the Code (“Section 409A), (i) the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by Griffin that may be reimbursed or paid under the terms of the Company’s (or an Energy XXI Entity’s) medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to Griffin as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) Griffin’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

5. Mutual Non-Disparagement. Griffin and Energy XXI Entities shall refrain from any criticisms or disparaging comments about each other, including relating to Griffin’s employment or separation from service; provided, however, that this obligation shall not apply to or restrict the communication of information by any Energy XXI Entity or Griffin to any state or federal agency or testimony or disclosure compelled or required by law or regulation or process of law. A violation, or threatened violation, of this Section 5 may be temporarily enjoined by a duly authorized court pending arbitration of such dispute pursuant to Section 12 hereof. The rights afforded under this paragraph are in addition to any and all rights and remedies otherwise afforded by applicable law.

6. Notice of Termination. Griffin and Company stipulate that the October 20, 2014 letter delivered to the Board of Directors and Corporate Secretary of the Company from Griffin’s counsel was sufficient notice of Griffin’s Resignation for Good Reason effective October 22, 2014 under Sections 6(e) and 6(j) of the Employment Agreement.

7. General Release, Waiver and Discharge of All Claims.

(a) In consideration of the benefits to be received by Griffin, the resolution of disputed claims and Company’s promises under this Separation Agreement, as a material inducement to Company to enter into this Separation Agreement and to provide the payments, benefits, incentive compensation or payment in lieu thereof and other rights and advantages to Griffin set forth in this Separation Agreement and in the surviving portions of the Employment Agreement, Griffin, on behalf of himself and his heirs, executors, administrators, assigns, and successors, hereby releases and waives, and acquits and discharges Company, all Energy XXI Entities, and each and all of their respective employees, officers, directors, (collectively, including Company, the “Energy XXI Parties”), in both their official and individual capacities, collectively and individually, with respect to and from, any and all claims and any and all causes of action, of any kind or character, whether now known or unknown, he may have against any of them which exist as of the date Griffin executes this Separation Agreement, including, but not limited to: (i) any claim for or related to salary, bonuses, benefits, stock, stock options or units, time-based performance units, performance based units, expense reimbursement, severance, or any other form of compensation regardless of its nature, (ii) damages of any nature, (iii) costs and attorneys’ fees except as provided in Section 15 of the Employment Agreement if necessary hereafter to enforce this Separation Agreement or the surviving portions of the Employment Agreement or the plans as provided in Section 3(e) of this Separation Agreement, (iv) all claims or causes of action arising from his employment or termination of employment, (v) any alleged discriminatory employment practices, including but not limited to any and all claims and causes of action arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), (vi) any and all claims and causes of action arising under any other federal, state or local laws pertaining to employment or equal employment opportunity, and (vii) any other act or omission occurring on or before the date of Griffin’s execution of this Separation Agreement. Provided, however, not released until timely paid or provided by the Company in full are the rights, payments and benefits including the advantages described in those surviving sections of the Employment Agreement (which the parties agree are Sections, 6(a)(ii), the first two sentences of 6(d)(vi), 6(d)(vii), 6(g), 6(h), 6(k), 7(a), 7(b), 7(d), 7(e), 7(f), 12, 13, 14, 16, and 17) of the Employment Agreement, or in the plans as provided in Section 3(e) of this Separation Agreement. All such rights, payments and benefits including the advantages described in those agreed surviving sections of the Employment Agreement shall be automatically released and waived by Griffin without the necessity of his signing any additional release or waiver when paid and provided in full to Griffin by the Company. Griffin’s release, acquittal and discharge of claims herein shall not relieve Company from any of its obligations under this Separation Agreement including the surviving portions of the Employment Agreement or the plans enumerated in Section 3(e) of the Separation Agreement. Griffin and his dependents and beneficiaries, his estate and heirs do not release and expressly preserve all of Griffin’s rights to indemnity, contribution and a defense at the expense of the Company and Energy XXI Entities, as the case may be, as provided in Section 13 of the Employment Agreement, and that is provided to Griffin by the Company and Energy XXI Entities under any by-laws, company agreements, other governing documents, any other agreement or by the law of any state. Also expressly preserved by Griffin, his dependents and beneficiaries, his estate and heirs are all rights under directors and officers, fiduciary, errors and omissions and general and specific liability insurance coverage provided by the Company and all sums previously realized by Griffin from Company incentive compensation as well as his rights as a shareholder and as an option holder. Also not released and specifically preserved by Griffin and his estate and heirs and beneficiaries are his rights as provided by the terms and conditions of such plans with respect to his existing vested 401K plan, his vested Profit Sharing plan and his existing and ongoing rights, if any, following the Resignation Date under the Executive Life Insurance program. Further, in the event of Griffin’s death, his estate and heirs shall have all rights and benefits provided under this Separation Agreement and the surviving portions of the Employment Agreement and the plans as provided in Section 3(e) of this Separation Agreement.

(b) Griffin represents and warrants that he has not and will not bring or assert, or accept any benefit from, any lawsuit, claim, complaint, charge, demand for mediation or arbitration before any court or government agency with respect to the matters released in this Separation Agreement, other than as provided in Section 12 of this Separation Agreement. Griffin warrants that he and his dependents and beneficiaries are the sole owners of all claims and causes of action released in this Separation Agreement, and that no portion of any existing or potential claim or cause of action has been sold, assigned, pledged or hypothecated him to any third party. Griffin understands that this Separation Agreement is not intended to waive or interfere with his right to institute a proceeding with any government agency where such waiver would be contrary to law. However, in connection with any such proceeding, Griffin waives any right or entitlement to additional compensation or other individual relief except to the extent, if any, such waiver is prohibited by law.

8. ADEA Rights. Griffin expressly acknowledges and agrees that by entering into this Separation Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act. Griffin further expressly acknowledges and agrees that:

(a)	In return for this Separation Agreement, he will receive consideration beyond that to which he was already entitled before entering into this Separation Agreement;

(b)	He has been advised and understands that he has at least 21 days to review this Separation Agreement before accepting its terms;

(c)	He has been consulting with and is hereby advised in writing by Company to consult with an attorney before signing this Separation Agreement; and

(d)	If he accepts this Separation Agreement, he will have seven days following the date of his execution hereof to revoke his acceptance of this Separation Agreement by delivering within said time period written notice of such revocation to Company.

9. No Admissions. The Energy XXI Entities and Griffin expressly understand and agree that neither this Separation Agreement nor any statement contained herein, nor any consideration provided hereunder, shall be construed as an admission by the Company or any of the Energy XXI Entities or by Griffin of any actionable or otherwise wrongful conduct of any nature whatsoever, all such admissions being expressly denied. Neither this Separation Agreement nor any of its provisions shall be construed to be, or shall be admissible in any proceeding as, evidence of an admission by any of the Parties of any violation of policy or laws or regulations. This Separation Agreement may be admitted into evidence, however, in any proceeding to enforce its terms.

10. [Intentionally Omitted.]

11. Future Employment. Griffin does not possess any rights or claims to future employment with Company after the Resignation Date, and agrees not to seek employment with the Company or any Energy XXI Entity after such date.

12. Dispute Resolution. Any dispute shall be resolved by confidential discussion in person between the parties who shall first attempt to resolve the dispute, then if that fails by mediation and only if still unresolved it is the mutual intention of the Parties to have any disputes concerning or relating to this Separation Agreement or Griffin’s employment resolved by final and binding arbitration rather than through the court system. Accordingly, the Parties agree that any such dispute if not settled through mediation shall, as the sole and exclusive remedy, be submitted to final and binding arbitration under the most appropriately applicable rules of the AAA . Nothing in this paragraph, however, shall preclude Company, at its option, from seeking immediate relief from a court of competent jurisdiction to enjoin a violation of Griffin’s obligations with respect to the protection of Company’s Confidential Information or the prohibited solicitation of Company’s employees or clients under this Separation Agreement and the related surviving prohibitions of the Employment Agreement. Limitations shall be stayed and extended by agreement of the parties during the discussion and mediation efforts to resolve any dispute. All Parties Hereby Waive the Right to a Jury Trial After Having Consulted with Counsel.

13. Choice of Law. The rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to principles of conflicts of law, and federal law of the United States as applicable. However, the Federal Arbitration Act shall govern in all respects with regard to the resolution of disputes hereunder.

14. Enforcement of Agreement. No waiver of any breach of any term or provision of this Separation Agreement or the surviving portions of the Employment Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement or the surviving portions of the Employment Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach. If any provision of this Separation Agreement or the surviving portions of the Employment Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Separation Agreement or the surviving portions of the Employment Agreement which can be given effect without the invalid provisions or applications, and to this end the provisions of this Separation Agreement and the surviving portions of the Employment Agreement are declared to be severable.

15. Binding Effect. This Separation Agreement and the surviving portions of the Employment Agreement shall be binding upon and inure to the benefit of both Griffin, his beneficiaries and dependents and Company and the Energy XXI Entities, and any other person, association or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation or otherwise. Griffin understands and agrees that he is bound by this Separation Agreement and that anyone who claims under him or succeeds to his rights and obligations, such as his spouse, children, heirs or the executors of his estate, is also bound and is entitled to the payments and benefits and advantages of the Separation Agreement and the surviving portions of the Employment Agreement in the event of his death before the payments, benefits and advantages are paid or provided to Griffin.

16. Further Executions. The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and the surviving portions of the Employment Agreement and which are not inconsistent with its terms.

17. Complete Agreement. This instrument (including those surviving portions of the Employment Agreement specifically incorporated by reference in this Agreement) constitute the entire agreement and understanding concerning Griffin’s separation from service and termination of employment, and the other subject matters addressed herein between the Parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, including but not limited to the Employment Agreement, the LTIP and the PBUs. No amendment to or modification of this Separation Agreement or the surviving portions of the Employment Agreement shall be effective unless reduced to writing and signed on behalf of Company by a duly authorized officer and by Griffin.

18. Notice. For purposes of this Separation Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Griffin or Company, as applicable, in person, by pre-paid courier or by registered or certified mail, return receipt requested, postage pre-paid, addressed as follows:

If to Employer, to Energy XXI (Bermuda) Limited at 1021 Main Street, Suite 2626, Houston, Texas 77002, to the attention of the General Counsel; or to such other address of which Griffin has been duly notified.

If to Griffin or his beneficiaries or dependents or estate or heirs, to David West Griffin or His Personal Representative, 729 West Friar Tuck, Houston Texas 77024 , or to such other address of which Company has been duly notified.

[Intentionally Left Blank]

IN WITNESS WHEREOF, Griffin and Company, on behalf of itself and the other Energy XXI Entities, have duly executed this Separation Agreement in multiple originals to be effective as of the Effective Date.

DAVID WEST GRIFFIN		ENERGY XXI (BERMUDA) LIMITED

/s/ West Griffin
/s/ John D. Schiller, Jr.
Date:	December 4, 2014	JOHN D. SCHILLER, JR.
Chairman and CEO

		Date:	12/5/14

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